UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 21, 2005

BLUE COAT SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28139	91-1715963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 Almanor Avenue

Sunnyvale, California 94085

(408) 220-2200

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 21, 2005, Blue Coat Systems entered into a lease with Mary Avenue Office LLC / Jay Paul Company (“Lessor”) for the premises at 420 North Mary Avenue, Sunnyvale, California (the “Premises”). The size of the Premises is approximately 116,586 square feet. The term of the lease is five (5) years, commencing September 1, 2005, and expiring August 31, 2010. Blue Coat has provided Lessor with a letter of credit equal to Three Hundred Sixty-one Thousand Four Hundred Sixteen and 60/100ths Dollars ($361,416.60) to serve as the security deposit for the lease. Lessor has provided Blue Coat with a tenant improvement allowance of One Million One Hundred Sixty-five Thousand Eight Hundred Sixty and 00/100ths Dollars ($1,165,860.00). The first six (6) months of the lease term shall be free of base rent. Blue Coat has a one-time right of first offer to lease any available space at the adjacent building known as 410 North Mary Avenue, Sunnyvale, California. Blue Coat has one (1) option to extend the lease for five (5) years at ninety-five percent (95%) of the then fair market value as defined in the lease document. The total value of the lease is Eight Million Three Hundred Ninety-nine Thousand Eighty-eight and 60/100ths Dollars ($8,399,088.60).

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description
10.1	Triple Net Space Lease between Mary Avenue Office LLC as Lessor and Blue Coat Systems, Inc., a Delaware corporation, as Lessee, dated April 21, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE COAT SYSTEMS, INC.

DATE: April 26, 2005	By:	/s/ Robert Verheecke
Robert Verheecke Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1	Triple Net Space Lease between Mary Avenue Office LLC as Lessor and Blue Coat Systems, Inc., a Delaware corporation, as Lessee, dated April 21, 2005